[Letterhead of Coopers & Lybrand L.L.P.]

                                                                    Exhibit 99.3

                REPORT OF INDEPENDENT ACCOUNTANTS


We have examined the accompanying management's assertion that, as of December 31, 1997, Bank One, Arizona, N.A. maintained effective internal control over the servicing of motor vehicle retail installment sale contracts for the Banc One Auto Grantor Trust 1996-B.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over the loan servicing process, testing and evaluating the design and operating effectiveness of the internal control, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control over the loan servicing process to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertion that Bank One, Arizona, N.A. maintained effective internal control over the servicing of motor vehicle retail installment sale contracts for the Banc One Auto Grantor Trust 1996-B as of December 31, 1997, is fairly stated, in all material respects, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in Internal Control--Integrated Framework.

                                                    /s/ Coopers & Lybrand L.L.P.


Columbus, Ohio
March 27, 1998

                      Assertion by Bank One, Arizona, N.A.


Bank One, Arizona, N.A. services the motor vehicle retail installment sale contracts for the Banc One Auto Grantor Trust 1996-B. Bank One, Arizona, N.A. maintained effective internal control over the loan servicing for the Banc One Auto Grantor Trust 1996-B as of December 31, 1997, based upon criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as described in Internal Control--Integrated Framework.





/s/ Tom Lewis            /s/ Paul H. Jones          /s/ Joseph A. Pietrangelo
--------------------     ----------------------     ---------------------------
Thomas Lewis             Paul H. Jones              Joseph A. Pietrangelo
Vice President           National Consumer Loan     Senior Vice President
                         Servicing Manager          National Operations Manager